VENTURE LENDING & LEASING VI, INC.
Secretary’s Certificate

I, Martin D. Eng, the Secretary of Venture Lending & Leasing VI, Inc. (“VLLI VI” or “Fund VI”), hereby certify: that the following resolutions were duly adopted by the Board of Directors by resolution dated May 8, 2013, and that such resolutions remain in full force and effect; and that such resolutions were approved by a majority of the directors of Fund VI who are not “interested persons” of the Fund.

RESOLVED, that the fidelity bond for Fund VI with ICI Mutual Insurance Company, in the aggregate amount of $750,000 and in the form and with the coverage presented to the Board (the “Fund VI Bond”), is hereby approved; and

RESOLVED FURTHER, that Martin Eng be, and hereby is, authorized and directed, for and on behalf of Fund VI, to file and give notice of the Fund VI Bond pursuant to Rule 17g-1.

I am also providing the following statements in accordance with Rule 17g-1:

The premium for the bond has been paid through June 30, 2014

IN WITNESS WHEREOF, I have hereunto signed my name this 24th day of July, 2013.

/S/ Martin D. Eng
Martin D. Eng